UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

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ACADIA HEALTHCARE COMPANY, INC.
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May 9, 2022

Dear Acadia Investor,

We are writing you to clearly convey our sincere commitment to further diversity on Acadia Healthcare’s Board.  We are aware of recent proxy advisor recommendations that highlight concerns about the composition of our Board and wanted you to hear directly from us how we are considering current and future board members.

The entire Board is committed to appointing a new director who is an underrepresented minority no later than August 30, 2022 and has been actively engaged in this effort.  While our search for a new CEO (recently completed when we hired Chris Hunter in April) temporarily slowed our board refreshment process, the Company’s Board was already determined to increase the Board’s diversity and has continued developing a list of qualified candidates. In connection with its annual review of Board performance, the Nominating and Governance Committee also conducted a skills/experience matrix analysis in anticipation of this refreshment. The Board has re-engaged with its recruitment efforts, and, given the aforementioned previous activities, are confident that we will meet our August 30 commitment.

In considering the election of our slate of directors, we want to underscore that both Reeve Waud and William Grieco are strong, long-standing and highly qualified members of our Board of Directors.  Both directors have added tremendous value to Acadia. They are also strong advocates for diversity on Acadia’s Board.  The entire board of Acadia is supportive of their being re-elected as directors.

Mr. Grieco brings exceptional experience as a leading lawyer focused on the intricacies of healthcare law, compliance and corporate governance.  He is highly regarded in these areas and his deep understanding of the complex issues facing a publicly traded behavioral health company is extremely important to Acadia, particularly his oversight and advice as a member of the Compliance Committee and Chairperson of the Audit and Risk Committee

Mr. Waud, one of the most respected and successful healthcare investors in the country, has played an instrumental role in navigating Acadia from a startup to the leading pure play behavioral health company in America with an enterprise value of almost $8 billion.

Since assuming the role as Chairperson, the Company’s stock price has increased from $19.70 a share to $70.45 a share today. During that same period the Company’s stock price has compounded at 31.9% annually which has dramatically outperformed the S&P at 15.3% and the Health Care Select Sector SPDR Fund at 12.5%, making Acadia one of the top performing healthcare service stocks during the period.  Just this year alone, Acadia is trading up 16.8% compared to a 22.3% decline in the NASDAQ.

Since becoming Chairman Mr. Waud has overseen:

•	The Company’s strategic planning process to accelerate growth and to maximize shareholder value;
•	The reduction of the Company’s leverage from 5.3x to 2.3x in 2 years, including the successful disposition of the Company’s UK based operations;

•	Refocusing of the business on the highest returning services lines and opportunities;
•	The creation of more than $1 billion of liquidity for growth;
•	The change in leadership to Debbie Osteen and, most recently, the successful search for a new CEO, Chris Hunter; and
•
Acadia’s ongoing commitment to equity and diversity (ESG and DEI) across the entire Company including the employees, management and the Board. The Company is committed to maintaining a welcoming and inclusive environment that treats everyone with dignity and respect. Approximately 74% of our employees are women and approximately 47% are people of color.  Acadia has policies that strictly prohibit any discrimination on the basis of race, color, national origin, age, religion, disability, gender, marital status, veteran status or any other basis prohibited by federal, state or local law.

During his tenure as Chairperson, Mr. Waud’s role and leadership has been vital to the Company’s success, as he has helped lead the Company to being one of the highest returning stocks in its peer group. In his ongoing role as Chairman, Mr. Waud will continue to contribute to the success of the Company working closely with the Board, and our new CEO, Chris Hunter, to accelerate the Company’s growth as the leading pure play provider in behavioral health.

Mr. Waud is available to speak with you about the Company’s commitment to diversity as well as his personal commitment to the same.

We will reach out directly to you and answer any questions.

Sincerely,

The Acadia Board of Directors